Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

FOURTH QUARTER AND FULL-YEAR 2004 RESULTS

- Provides Financial Guidance for the First Quarter of 2005 -

Irvine, California – January 27, 2005 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its fourth quarter ended January 1, 2005, and provided guidance regarding its expected performance in the first quarter of 2005.

In describing the results, the company compared its fourth quarter results with the financial guidance it had provided in a press release and conference call on October 28, 2004, and updated via press release on December 30, 2004. In addition, the company’s results of operations for the comparable quarter and full-year periods in 2003 are provided in the unaudited consolidated statements of operations included with this release, and the company will provide a discussion of comparisons to the prior-year periods in its Annual Report on Form 10-K for 2004.

Sales for the fourth quarter of 2004 totaled $102.2 million, near the high end of the company’s guidance range of $100 to $103 million. The strength in sales occurred primarily due to growth in both the scientific research and life and health sciences markets. New orders received totaled $105.8 million, resulting in a book-to-bill ratio greater than 1.0, as forecasted.

The company’s financial results for the fourth quarter of 2004 included a number of charges that affect the comparability of those results to future and prior periods. These charges include asset impairment charges, charges required by purchase accounting for the acquisition of Spectra-Physics, write-offs of assets resulting from the transaction and from integration activities, and other incremental restructuring expenses. Including these charges as required by generally accepted accounting principles (GAAP), the company reported a net loss of $66.2 million, or $1.55 per share, consistent with the company’s previous guidance. Excluding these charges, the company’s pro forma earnings would have been $3.8 million, or $0.09 per share, consistent with the company’s guidance of $0.07 to $0.10 per share. A reconciliation of the company’s fourth quarter results in accordance with GAAP and on a pro forma basis, excluding these charges, is attached to this press release.

Robert G. Deuster, chairman and chief executive officer, said, “Fourth quarter orders and sales were near the high end of our expectations and are an encouraging indication of our customers’ positive response to the combination of Newport Corporation and Spectra-Physics. The increased diversity in end markets and geography provided by the combination gives us greater balance and growth potential than either company had individually. As a result of our expanded presence in the life and health sciences, scientific research and aerospace and defense markets, we were able to deliver sequential growth in sales and orders in the fourth quarter despite the softness in the semiconductor industry.”

Sales to customers in the scientific research and aerospace and defense markets totaled $41.6 million in the fourth quarter of 2004, and represented approximately 41% of net sales. New orders received from customers in this market were $45.1 million, or approximately 43% of total new orders. Deuster added, “Newport and Spectra-Physics have each been delivering solutions to research customers for over 35 years. We are proud of the fact that our fourth quarter orders to customers in this market were at an all-time high. We believe that these customers recognize the value of our combined business and our ability to provide the broadest portfolio of best-in-class products and systems in the photonics industry.”

Sales to customers in the life and health sciences market in the fourth quarter of 2004 were $16.6 million, or approximately 16% of net sales. New orders from customers in this market in the fourth quarter were $19.2 million, or 18% of total new orders. Deuster stated, “Fourth quarter sales and orders to life and health sciences customers exceeded our expectations. We are excited about the opportunities we see in this important and growing market and anticipate that this sequential sales and orders growth will continue in the first quarter of 2005. We are seeing equipment providers in this industry pursuing an increasing number of applications, such as multi-photon and confocal microscopy, flow cytometry, laser microdissection, DNA microarrays, and blood analysis, that match well with our expertise in lasers, optics, photonics and motion control.”

Fourth quarter 2004 sales to customers in the microelectronics market (which consists primarily of semiconductor capital equipment customers) were $28.1 million, or approximately 27% of net sales. New orders received from customers in this market in the fourth quarter totaled $23.2 million, or 22% of total new orders. Deuster noted, “As expected, orders from microelectronics customers declined 10% in the fourth quarter compared with the third quarter of 2004. However, our backlog from this market remained firm during the quarter and our sales to this market remained flat sequentially at $28.1 million. We continue to believe that capital spending in the microelectronics industry will remain slow for at least the first half of 2005.”

Sales to customers in all other end markets combined in the fourth quarter of 2004 were $15.9 million, or approximately 16% of net sales. New orders from customers in these combined markets in the fourth quarter were $18.3 million, or 17% of total new orders. Deuster continued, “While no single market dominates our sales in this category, we feel that our increased sales to these customers are a good indicator of the growing utilization of lasers in a wider range of industrial applications.”

The company’s gross profit for the fourth quarter of 2004 was $30.2 million, or approximately 29.6% of net sales. As identified in the reconciliation attached to this press release, these amounts included charges to cost of sales totaling $9.1 million resulting from an inventory write-off due to product rationalization, purchase accounting, and the impairment of intangible assets deemed non-strategic as a result of the acquisition. On a pro forma basis, excluding these amounts, fourth quarter gross profit would have been $39.3 million, or 38.5% of net sales. The company had forecasted fourth quarter gross margin to be in the range of 29% to 31% on a GAAP basis and 38% to 39% on a pro forma basis.

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2004 were $87.6 million, compared with the guidance provided in December of $88.0 million to $90.0 million. As identified in the reconciliation attached to this press release, this amount included charges totaling $63.5 million resulting from asset impairment, acquisition, integration and other related charges. On a pro forma basis, excluding these charges, SG&A expenses would have been $24.1 million, or 23.6% of net sales, consistent with the company’s previous guidance.

Research and development (R&D) expenses for the fourth quarter of 2004 were $10.1 million, or 9.9% of net sales. This amount was higher than the company’s previous guidance of $9.0 million to $9.5 million, as the company continues to invest in new product development.

Based on all of the factors noted, the company incurred an operating loss of $67.5 million in the fourth quarter of 2004. In December, the company had forecasted an operating loss in the range of $66.5 million to $69.7 million. On a pro forma basis, excluding the charges highlighted previously, the company would have recorded operating income of $5.1 million in the fourth quarter of 2004, consistent with the company’s guidance range of $4.3 million to $6.0 million.

Interest and other expense, net, totaled $0.8 million for the fourth quarter of 2004.

The company recorded a net income tax benefit of $2.1 million in the fourth quarter, due primarily to the reversal of an income tax reserve of $2.6 million that had been provided pending an Internal Revenue Service (IRS) review of a tax refund received in September 2003. The IRS recently ruled in favor of the company, allowing the reversal of this reserve.

The company had approximately $108 million in cash, cash equivalents and marketable securities at the end of the fourth quarter of 2004, significantly higher than the $77 million balance at the beginning of the quarter. The company received $25 million of this amount in the fourth quarter pursuant to the post-closing net asset adjustment relating to the Spectra-Physics acquisition.

FIRST QUARTER 2005 BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”

The company noted that its forecasted financial results for the first quarter of 2005 include a number of charges that will impact the comparability of those results to future and prior periods. Therefore, the company is providing guidance on both a GAAP basis and a pro forma basis. A reconciliation of the company’s first quarter pro forma guidance to its GAAP guidance is attached to this press release.

The company’s sales are expected to be in the range of $101 million to $104 million in the first quarter of 2005. This is basically flat with the fourth quarter of 2004, despite the continuing softness in the microelectronics market and the fact that the company’s first quarter sales are usually below the preceding fourth quarter level due to normal seasonality, particularly in the scientific research market. In addition, this level of sales would represent an improvement on a year over year basis compared with the pro forma $99.8 million that would have been recorded in the first quarter of 2004 had Newport (which had first quarter 2004 sales of $42.4 million) and Spectra-Physics (which had first quarter 2004 sales of $57.4 million) been combined for that quarter.

Gross margin for the first quarter of 2005 is expected to again be impacted by adjustments to cost of sales for acquisition, integration and other related charges. The total amount of these charges included in cost of sales is expected to be approximately $0.5 million to $1.0 million. Including these charges, first quarter gross margin is expected to be in the range of 37% to 39%, depending on the mix of products sold, timing of completion of integration activities, foreign exchange rates, and other factors. On a pro forma basis, excluding these charges, gross margin for the first quarter of 2005 is expected to be in the range of 38% to 40%.

SG&A expenses for the first quarter of 2005 are also expected to be impacted by acquisition, integration and other related charges. Including such charges, first quarter SG&A expenses are expected to be in the range of $26.0 million to $27.5 million. On a pro forma basis, excluding these charges, first quarter SG&A expenses are expected to be in the range of $24.5 million to $25.5 million.

R&D spending for the first quarter of 2005 is expected to be in the range of $9.5 million to $10.0 million.

Including the expected impact of the acquisition, integration and other related charges discussed herein, the company expects to record operating income for the first quarter of 2005 in the range of $2.0 million to $4.0 million. On a pro forma basis, excluding such items, the company expects operating income for the first quarter of 2005 to be between $5.0 million and $6.0 million.

The company expects to incur interest and other expense, net, in the first quarter of 2005 of approximately $0.6 million.

The company expects income tax expense in the first quarter of 2005 to be approximately $1.0 million. This amount results primarily from certain state minimum taxes and taxes in certain foreign jurisdictions.

The company expects the number of diluted common shares for the first quarter of 2005 to be in the range of 44 million to 45 million.

Including all of the acquisition, integration and other charges discussed herein, the company anticipates recording earnings per share for the first quarter of 2005 in the range of $0.02 to $0.07. On a pro forma basis, excluding such charges, the company anticipates earnings per share to be in the range of $0.08 to $0.11.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to the semiconductor, communications, electronics, research and life and health sciences markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, biomedical instrumentation and medical devices, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision systems, components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, senior vice president and chief financial officer, will host an investor conference call today, January 27, 2005, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s fourth quarter results, acquisition integration status and outlook for the first quarter of 2005. The call will be open to all interested investors through a live audio Web broadcast via the Internet at http://www.newport.com/Investors and www.fulldisclosure.com. The call also will be available to investors and analysts by dialing (800) 946-0706 within the U.S. and Canada or (719) 457-2638 from abroad. The Webcast will be archived on both Web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on January 27, 2005, through midnight Eastern time on Monday, January 31, 2005. The replay confirmation code is 7554736.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation the statements under the heading “First Quarter 2005 Business Outlook” and the statements made by Robert G. Deuster regarding microelectronics order levels in the first half of 2005, the company’s increased growth potential and increased sales to the life and health sciences market in the first quarter of 2005 compared with the fourth quarter of 2004, that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended October 2, 2004, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the ability of Newport to successfully integrate Spectra-Physics with Newport and the contributions of Spectra-Physics to Newport’s operating results; the timing of acquisition activities and the amounts of charges associated with those activities; the ability of Newport’s management team to manage the combined operations of Newport and Spectra-Physics; the strength of business conditions in the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; risks associated with terrorist activity and resulting economic uncertainty; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	January 1, 2005	December 31, 2003	January 1, 2005	December 31, 2003
Net sales	$102,247	$36,225	$285,781	$134,789
Cost of sales	72,014	25,036	200,667	90,746

Gross profit	30,233	11,189	85,114	44,043

Selling, general and administrative expenses	87,644	11,546	139,235	45,278
Research and development expenses	10,065	3,992	26,096	18,145

Operating loss	(67,476)	(4,349)	(80,217)	(19,380)

Interest and other income (expense), net	(809)	1,825	(1,979)	8,013

Loss from continuing operations before income taxes	(68,285)	(2,524)	(82,196)	(11,367)
Income tax benefit	(2,100)	(812)	(1,328)	(812)

Loss from continuing operations	(66,185)	(1,712)	(80,868)	(10,555)

Loss from discontinued operations, net of income taxes	—	(302)	—	(2,605)

Net loss	$(66,185)	$(2,014)	$(80,868)	$(13,160)

Basic and diluted loss per share:
Loss from continuing operations	$(1.55)	$(0.04)	$(1.98)	$(0.27)
Loss from discontinued operations	—	(0.01)	—	(0.07)

Net loss	$(1.55)	$(0.05)	$(1.98)	$(0.34)

Shares used in computation of basic and diluted net loss per share:	42,687	38,896	40,838	38,685

Other operating data:
New orders received during the period	$105,812	$37,471	$297,139	$142,771
Backlog at end of period scheduled to ship within 12 months			$104,104	$33,523

Newport Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	January 1, 2005	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$41,443	$11,795
Marketable securities	66,739	255,507
Accounts receivable, net	68,500	23,960
Notes receivable	6,891	—
Inventories	85,590	54,854
Prepaid expenses and other current assets	8,912	6,000

Total current assets	278,075	352,116

Property, plant and equipment, net	58,264	32,734
Goodwill	176,235	57,606
Deferred tax assets	—	14,900
Intangible assets	54,420	4,965
Investments and other assets	11,474	5,898

	$578,468	$468,219

Liabilities and stockholders’ equity
Current liabilities:
Short term borrowings	$18,546	$—
Accounts payable	24,166	8,517
Accrued payroll and related expenses	21,413	7,811
Accrued expenses and other current liabilities	32,406	9,567
Accrued restructuring costs	2,672	1,124
Obligations under capital leases	161	272

Total current liabilities	99,364	27,291

Long-term debt	46,716	—
Obligations under capital leases, less current portion	1,576	1,612
Accrued pension, restructuring costs and other liabilities	16,095	907

Stockholders’ equity	414,717	438,409

	$578,468	$468,219

Newport Corporation

Reconciliation of Fourth Quarter 2004 Pro Forma, GAAP Results

The following table reconciles Newport’s pro forma financial results for the fourth quarter of 2004, which exclude acquisition, integration, asset impairment and other related charges, as well as a tax benefit resulting from the reversal of an income tax reserve, to its actual financial results recorded in accordance with generally accepted accounting principles.

(In thousands, except per share amounts)	Q4 GAAP	Charges	Q4 Pro Forma
Net sales	$102,247	$—	$102,247
Cost of sales	72,014	(9,090)[1]	62,924

Gross profit	30,233	9,090	39,323

Selling, general and administrative expense	87,644	(63,497)[2]	24,147
Research and development expense	10,065	—	10,065

Operating income (loss)	(67,476)	72,587	5,111

Interest and other expense, net	(809)	—	(809)

Income (loss) before income taxes	(68,285)	72,587	4,302
Income tax provision (benefit)	(2,100)	2,575	475

Net income (loss)	$(66,185)	$70,012	$3,827

Diluted income (loss) per share	$(1.55)		$0.09

Shares used in computation of diluted income (loss) per share:	42,687		44,108[3]

[1]	Consists of $4.8 million for a write-off of inventory associated primarily with certain discontinued product lines, $1.9 million relating to the sale of purchased inventory that had been written up in accordance with SFAS No. 141, $1.8 million for the impairment of certain intangible assets at the company’s APAS Division, and $0.6 million for the amortization of purchased intangibles.
[2]	Consists of $57.5 million for impairment of goodwill and other intangibles at the company’s APAS Division, $1.6 million for the amortization of purchased intangibles, $1.3 million for impairment of fixed assets at facilities impacted by the company’s integration plan, and $3.1 million for other costs related primarily to the acquisition.
[3]	Includes common stock equivalents that have been excluded from the Q4 GAAP figures as their inclusion would be antidilutive.

Newport Corporation

Reconciliation of First Quarter 2005 Pro Forma, GAAP Guidance

The following table reconciles Newport’s pro forma financial guidance for the first quarter of 2005, excluding acquisition, integration, and other related charges, to its expected financial results recorded in accordance with generally accepted accounting principles.

(In millions, except percentages and per share figures)	GAAP Range		Charges		Pro Forma Range
Sales	$101.0 -	$104.0		—	$101.0 -	$104.0
Gross profit	$37.0 -	$40.5	$0.5 -	$1.0[4]	$38.0 -	$41.5
Gross margin	37% -	39%	0.5% -	1.0%[4]	38% -	40%
Selling, general and administrative expense	$26.0 -	$27.5	$1.5 -	$2.0[5]	$24.5 -	$25.5
Operating income	$2.0 -	$4.0	$2.0 -	$3.0	$5.0 -	$6.0
Earnings per share	$0.02 -	$0.07	$0.04 -	$0.06	$0.08 -	$0.11

[4]	Consists of charges for the amortization of purchased intangibles.
[5]	Consists of charges for the amortization of purchased intangibles, and other costs related to the integration of the acquisition.